Exhibit 10.56

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS (“[*]”), HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

February 13, 2004

VIA HAND DELIVERY

Carter Lee
VaxGen, Inc.
1000 Marina Blvd., Suite 200
Brisbane, CA 94014

Dear Carter:

This letter sets forth the terms of the transition and separation agreement (the “Agreement”) that VaxGen, Inc. (the “Company” or “VaxGen”) is offering to you to aid in your employment transition.

          1.          Period of Continued Employment.  The Company will continue your employment in your current position, through March 31, 2004, unless you resign voluntarily before that date or your employment is terminated due to a material breach of existing Company policies or of a written agreement with the Company (such termination to occur after notice and a reasonable opportunity to cure such breach, if curable).  As you requested, you will be on vacation, utilizing accrued Paid Time Off, during the last two weeks of your employment.  The last date of your employment is referred to herein as the “Separation Date,” which you agree is also the termination date of the Employment Agreement between you and the Company signed as of April 1, 1999, attached as Exhibit A (the “Employment Agreement”), notwithstanding any term of employment or termination notice requirement under the Employment Agreement.  Between now and your Separation Date, you will continue to report to me and you will be paid your current base salary.

          2.          Departure Announcement.  You and the Company agree to make good faith efforts to develop a mutually agreeable additional announcement, if any, concerning your departure from the Company, consistent with the press release previously issued by the Company on January 20, 2004.

          3.          Accrued Salary and PTO Pay.  On the Separation Date, the Company will pay you all accrued salary, and all accrued and unused Paid Time Off, earned through the Separation Date (if any), less standard payroll deductions and withholdings.  You are entitled to these payments by law.

          4.          Bonus Payment.  If you enter into this Agreement, the Company will pay you a bonus in the amount of $75,000, less required payroll deductions and withholdings, in lieu of any other bonus or incentive compensation from the Company, including but not limited to bonuses for 2004, 2003 or any previous years of employment with the Company.  The bonus will be paid within thirty (30) days following the Effective Date of this Agreement (as defined in Paragraph 18).  You understand and agree that you will not earn, and will not receive, any bonus or other incentive compensation for 2004.

          5.          Severance Benefits.  The termination of your employment shall be treated as a termination without “Cause” for the purposes of the Employment Agreement.  If you enter into this Agreement, satisfactorily perform your job duties as required by Paragraph 1 above through March 31, 2004, and, within forty-five (45) days after March 31, 2004, you sign, date and return to the Company (and not revoke) the Separation Date Release attached hereto as Exhibit B, the Company will provide you with the following severance benefits (the “Severance Benefits”) as your sole severance benefits in lieu of the less advantageous severance benefits under the Employment Agreement:

                        (a)          Severance Payments.  The Company will provide you severance payments during calendar year 2004 that will total, in the aggregate, twelve (12) months of your base salary in effect as of the Separation Date, less required payroll deductions and withholdings (the “Severance Payments”).  The Severance Payments will be made on the Company’s standard payroll dates, beginning with the first payroll date following the Effective Date of the Separation Date Release (as defined therein).  All Severance Payments, with the exception of the Severance Payment provided as of December 31, 2004, shall be in an amount equal to your regular paycheck amount as of the Separation Date.  The Severance Payment provided as of December 31, 2004 shall be calculated as an amount equal to the difference between the following:  (i) twelve (12) months of your base salary in effect as of the Separation Date; and (ii) the total amount of Severance Payments paid prior to December 31, 2004.

                        (b)           Health Premium Payments.  To the extent provided by the federal and state COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense after the Separation Date for a period of up to thirty-six (36) months, regardless of whether you enter into this Agreement.  Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish.  The Company will provide you a separate notice that describes your rights and obligations under COBRA on or after the Separation Date.  If you timely elect continued coverage under COBRA, enter into this Agreement, and timely sign, date and return the Separation Date Release to the Company, the Company, as an additional severance benefit, will pay your COBRA premiums sufficient to continue your and your dependents’ (if any) health insurance coverage at the level in effect as of the date of this Agreement through the earlier of the following:  (i) the date that you and your dependents become eligible for group health insurance benefits through a new employer; or (ii) March 31, 2005.  You agree to promptly notify the Company in writing if you become eligible for group health insurance coverage through a new employer prior to March 31, 2005.

                        (c)          Stock Option Grants.  All of your stock option grants (the “Options”) and any other equity interests you may have with the Company will cease vesting effective as of the Separation Date.  As an additional severance benefit, the Company agrees to accelerate the vesting of all Options so that the Options are fully vested and immediately exercisable effective as of the Separation Date.  In addition, the Options are hereby amended to provide that you will be able to exercise the vested and unexercised shares subject to the Options within the earlier of the following:  (i) at any time within three (3) years following the Separation Date; or (ii) the date that the Option term expires.  The Options may cease being incentive stock options under Section 422 of the Internal Revenue Code three (3) months after the Separation Date, and you are hereby advised to seek independent advice concerning the tax implications of the Options.  Your rights to exercise any vested shares subject to the Options are set forth in the Company’s stock option plan and your individual Options agreements, except as modified herein.  Attached, as Exhibit C, is a spreadsheet providing detail regarding your Options, their respective exercise prices, and expiration dates.

                        (d)          Rent-Free Office Space.  The Company agrees to make available rent-free furnished office space for up to six (6) months after the Separation Date, which you may be required to share with Donald Francis, Phillip Berman and VaxGen employees or designees.  If you inform the Company that you intend to utilize such office space, the provided office space shall be large enough to include separate, individual offices for you, Donald Francis, and Phillip Berman (to the extent that each has requested the office space), such offices to be similar in size to the office that you occupied while employed by the Company, and shall include shared use of a common area.  VaxGen will also allow you to use its conference rooms which are in the same general area as the provided office space on an advance reservation basis, on such dates and at such times as these rooms are not already reserved for VaxGen use.  You must inform the Company in writing, within thirty (30) days after the Separation Date, if you intend to utilize such office space.  The Company shall select the office space, which will be located in VaxGen’s corporate headquarters or within a ten (10) mile radius of its corporate headquarters.  The Company will pay for the lease of this office space, will pay the electrical bills, and will provide office telephone service in this office space (up to a total maximum monthly amount of $600 for telephone service).  Other than as stated herein, VaxGen will provide no other equipment or materials.  If you wish to vacate this office space before the expiration of six (6) months after you begin using the office space, you may do so by providing thirty (30) days written notice to the Company.

          6.          Consulting Agreement.  Following the Separation Date, the Company agrees to engage you, and you agree to make yourself available to perform services, as a consultant under the terms specified below.

                        (a)          Consulting Period.  The consulting relationship (“Consultancy”) shall commence on April 2, 2004, and continue until October 2, 2004, unless terminated earlier pursuant to section 6(h) of this Agreement (the “Consulting Period”).  The Consulting Period can be extended by mutual written agreement of the parties.

                        (b)          Consulting Services.  During the Consulting Period, you will be available to consult with the Company in any areas within your expertise at the specific written request of the Company’s Chief Executive Officer or his Designee (as defined herein).  As referenced in this Agreement, the “Designee” shall mean an individual provided written authorization by the Chief Executive Officer to act as his designee for the purposes of this Agreement.  You agree to exercise the highest degree of professionalism and to utilize your expertise and creative talent in performing these services.  During the Consulting Period, you shall make yourself available to perform consulting services for a total of up to two (2) days per month, although the Company is not obligated to authorize any specific amount of consulting services during the Consulting Period.  The Company expects that the consulting services will be performed outside of the Company’s premises except when the Chief Executive Officer or his Designee informs you such services may be provided on the Company’s premises.  The Company shall not require such services in such a manner as to unreasonably interfere with your other professional or non-profit activities.  You agree that, during the Consulting Period, you will not represent or purport to represent the Company in any manner whatsoever to any third party, bind the Company in any agreement, or direct the activities of Company employees, unless authorized by the Company in writing to do so.  After the Separation Date, you will not be considered a Company employee and you will not be entitled to any of the benefits that the Company may make available to its employees, such as group insurance, workers’ compensation insurance coverage, profit sharing or retirement benefits, except as specifically provided in this Agreement.

                        (c)          Consulting Fees.  During the Consulting Period, the Company will provide consulting fees for authorized consulting services at the rate of $1,000 per day, or pro-rata amount thereof (the “Consulting Fees”) as your sole compensation for the consulting services.  You must provide monthly invoices to the Company for your consulting services.  Due to your status as an independent contractor, the Consulting Fees will be paid without deductions and withholdings of any kind.  The Company will issue you an IRS 1099 Form with respect to your Consulting Fees.  You acknowledge that you will be entirely responsible for the payment of all taxes due and owing as a result of your Consulting Fees.  You hereby indemnify the Company and hold it harmless from any liability for any taxes, contributions, penalties, and interest that may be assessed by any taxing or governmental authority against the Company with respect to the Consulting Fees.

                        (d)          Expenses.  The Company will reimburse you for reasonable, documented business expenses incurred by you during the Consulting Period pursuant to its regular business practice, provided that these expenses have been pre-approved by the Company in writing.

                        (e)          Protection of Information.  You agree that, during the Consulting Period and thereafter, you will not use or disclose any Confidential Proprietary Information (as defined below) or materials of the Company that you obtain or develop in the course of performing consulting services for the Company, except with the advance written permission of the Company’s Chief Executive Officer or his Designee.  For purposes of this Agreement, “Confidential Proprietary Information” shall include all information that is not already in the public domain by virtue of such information having been disclosed outside of the Company, in the form of authorized publication in journals, publicly-disseminated reports, and by WebCast, or disclosed in written form made publicly available in connection with professional conferences or seminars that are open to the public, or in written form made publicly available in connection with any other authorized public disclosure.  In the event of a dispute under this Paragraph 6(e) concerning information that you used or disclosed, you will be required to demonstrate, including by providing tangible proof, that such information was in the public domain as of the date of your disclosure or use.  In all situations, it shall not be considered a breach of this Agreement or the Employee’s Proprietary Information and Inventions Agreement (attached hereto as Exhibit D) if you provide any form of information when required by legal process.  Any and all work product you create in connection with the consulting services will be the sole and exclusive property of the Company.  You hereby assign to the Company all right, title, and interest in all inventions, techniques, processes, materials, and other intellectual property developed in the course of performing consulting services for the Company.

                        (f)          Other Work Activities.  Unless you obtain advance written authorization from the Company’s Chief Executive Officer or his Designee, during the Consulting Period, you will not carry on any business or activity (whether directly or indirectly, as a partner, stockholder, principal, agent, director, affiliate, employee or consultant) that (i) relates to the Company’s projects concerning AIDSVAX or other vaccines targeting HIV surface protein, or relates to the Company’s projects concerning development of vaccines against anthrax, smallpox, plague or Severe Acute Respiratory Syndrome; or (ii) directly relates to or that materially interferes with any services you are providing to the Company at any time during the Consulting Period.  Notwithstanding the restriction in the preceding sentence, you shall not be prohibited from being a passive shareholder of up to one percent (1%) of the public stock of a competitive entity.  During the Consulting Period, you may engage in any form of employment, consulting, or business activity not prohibited by this paragraph, provided that it shall not materially interfere with your ability to perform the consulting services for the Company.

                        (g)          Access to HIV Information.  The Company agrees to provide you with access, during the Consulting Period, to its information and materials (including but not limited to emails, electronic files, and documents) concerning HIV for the sole purpose of your consulting services to the Company or for any other purpose authorized in writing by the Company’s Chief Executive Officer or his Designee.  For the avoidance of doubt, you understand and agree that you will not be authorized to use or disclose such Company information and materials other than as specified herein.

                        (h)          Termination.  The Company shall have the right to terminate the Consultancy for any reason upon fifteen (15) days advance written notice to you.  In addition, the Company may terminate the Consultancy immediately in the event of your material breach of this Agreement or of your Employee’s Proprietary Information and Inventions Agreement (attached hereto as Exhibit D).

          7.          No Other Compensation or Benefits.  You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation relating to or arising from employment with the Company (including base salary, bonus or incentive compensation), severance, or benefits before or after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account).

          8.          Expense Reimbursements.  You agree that, within sixty (60) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement.  The Company will reimburse you for these expenses pursuant to its regular business practices.

          9.          Return of Company Property.  You agree that, on the Separation Date or earlier if requested by the Company, you will return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, any Company equipment, files, correspondence, memoranda, reports, lists, proposals, agreements, drafts, notes, minutes, drawings, records, plans, forecasts, purchase orders, research and development information, customer information and contact lists, sales and marketing information, personnel information, vendor information, promotional literature and instructions, financial and operational information, technical information, specifications, computer-recorded information, electronic information (including email and correspondence), other tangible property, credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part).  You agree to make a diligent search to locate any such documents, property and information on or before the Separation Date.  In addition, if you have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, you agree to provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems; and you agree to provide the Company access to your system as requested to verify that the necessary copying and/or deletion is done.  VaxGen has contractual obligations to third parties, including Genentech, the National Institute of Health, and the Walter Reed Institute, that could require VaxGen to provide certain information, documents or other materials to such third parties in the future.  Therefore, your obligations set forth in this paragraph include information, documents and other materials that VaxGen may be required to provide to such third parties, including information related to technology provided to VaxGen by Genentech pursuant to their license agreements.  Your timely return of all Company property is a precondition of your receipt of the Severance Benefits.   Notwithstanding the above, you will be allowed to retain any specific Company property for which you have obtained written authorization from the Company’s Chief Executive Officer or his Designee, and the Company’s Chief Executive Officer and his Designee agree to use their best efforts to respond, in writing, to your written requests to retain specific Company property within thirty (30) days of the receipt of your written request.

          10.         Proprietary Information Obligations.  You acknowledge your continuing obligations under the Employee’s Proprietary Information and Inventions Agreement between you and the Company signed as of December 9, 1998 (the “Proprietary Information Agreement”).  A copy of the Proprietary Information Agreement is attached hereto as Exhibit D.  The Company has been informed that you desire to form a non-profit entity to develop vaccines against HIV for distribution in third world countries which potentially could include licenses and/or sublicenses from VaxGen in compliance with VaxGen’s license agreements with Genentech, and contingent upon separate written agreements and completion of any required parallel agreements with Genentech and any other necessary third parties.   VaxGen agrees that nothing in the Proprietary Information Agreement will prohibit you from using or disclosing information that is in the public domain as of the date of your use or disclosure, provided that such information is not in the public domain as a result of your breach of any written agreement with the Company.

          11.         Confidentiality.  The provisions of this Agreement will be held in strictest confidence by you and the Company and will not be publicized or disclosed in any manner whatsoever; provided, however, that:  (a) you may disclose this Agreement in confidence to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.  In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former employee of the Company.

          12.         Nondisparagement.  Both you and the Company (through its officers and directors) agree not to disparage the other party, and the other party’s officers, directors, employees, shareholders and agents, in any manner likely to be materially harmful to them or their business, business reputation or personal reputation; provided that both you and the Company may at any time respond to any question, inquiry or request for information when required by legal process.  In the event that you are concerned about proposed statements you wish to make regarding scientific or other matters, you may provide the proposed statement, in writing, to VaxGen’s Chief Executive Officer or his Designee in order to obtain VaxGen’s written authorization for the proposed statement, and VaxGen agrees that such authorization will not be unreasonably withheld, and provided within ten (10) business days.  Likewise, in the event that the Company is concerned about proposed statements it wishes to make about you regarding scientific or other matters, the Company may provide the proposed statement, in writing, to you in order to obtain your written authorization for the proposed statement, and you agree that such authorization will not be unreasonably withheld, and provided within ten (10) business days.  Both you and VaxGen may submit to the other up to two (2) such proposed statements each week.

          13.         No Voluntary Adverse Action.  You agree that you will not voluntarily assist any person in bringing or pursuing any litigation, arbitration, administrative claim or other formal proceeding, or any proposed litigation, arbitration, administrative claim, or other formal proceeding, against the Company, its parents, subsidiaries, affiliates, distributors, officers, directors, employees or agents, unless pursuant to legal process.  The restrictions set forth in this Paragraph 13 do not apply to any actions you may bring to enforce this Agreement or to any actions you may bring based on claims arising after the date that you sign the Separation Date Release.

          14.         Cooperation.  Before and after the Separation Date, you agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims, demands, or other matters arising from events, acts, or failures to act that occurred during the time period in which you were employed by the Company.  Such cooperation includes, without limitation, making yourself available upon reasonable notice, without subpoena, for interviews, depositions, and trial testimony and you shall be allowed to provide truthful and accurate information or testimony in any proceeding subject to this Paragraph 14 of this Agreement.  The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding forgone wages, salary, or other compensation), and will make reasonable efforts to accommodate your scheduling needs.  For the avoidance of doubt, the Company will not pay Consulting Fees or any other compensation for your cooperation under this Paragraph 14.  To the extent required by law or any pre-existing agreements between the parties, you will have the right to retain counsel of your own selection and the Company will pay your reasonable attorneys’ fees within thirty (30) days after VaxGen’s receipt of satisfactory documentation of your attorneys’ fees; however, such documentation shall not require you to waive the attorney-client privilege.

          15.         Nonsolicitation.  For a period of one (1) year following the Separation Date, you agree that you will not, either directly or indirectly, (a) attempt to recruit, solicit or take away any of the employees of VaxGen who worked for VaxGen at any time while you were employed by VaxGen, or make known to any person, firm or corporation the names or addresses of, or any information pertaining to, any current or former employees of VaxGen; or (b) use any confidential or proprietary information to attempt to call on, solicit or take away any clients of VaxGen or any other persons, entities, or corporations with which VaxGen has had or contemplated any business transaction or relationship during your employment with VaxGen, including, but not limited to, investments, licenses, joint ventures, and agreements for development.

          16.         No Admissions.  Nothing contained in this Agreement shall be construed as an admission by you or the Company of any liability, obligation, wrongdoing or violation of law.

          17.         Release of Claims.  Except as otherwise set forth in this Agreement, in exchange for the consideration under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company and its parents, subsidiaries, successors, predecessors and affiliates, and its and their directors, officers, employees, shareholders, agents, attorneys, insurers, affiliates and assigns, from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement.  This general release includes, but is not limited to: (a) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (b) all claims related to your compensation or benefits, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership or equity interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing (including but not limited to claims arising under or based on the Employment Agreement); (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Age Discrimination in Employment Act (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended).  Notwithstanding the above, you do not release the Company from any obligation to indemnify you pursuant to contract, the Company’s articles or by-laws, or applicable law.  You represent that you have no lawsuits, claims or actions pending in your name, or on behalf of any other person or entity, against the Company or any other person or entity subject to the release granted in this paragraph.

          18.         ADEA Waiver.  You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, and that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which you are already entitled.  You further acknowledge that you have been advised, as required by the ADEA, that:  (a) your waiver and release do not apply to any rights or claims that may arise after the date that you sign this Agreement; (b) you have the right to consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (c) you have forty-five (45) days to consider this Agreement (although you may choose voluntarily to sign it earlier); (d) you have seven (7) days following the date you sign this Agreement to revoke the Agreement by providing written notice of your revocation to the Company’s Chief Executive Officer; and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after the date that this Agreement is signed by you (the “Effective Date”).  You hereby acknowledge that with this Agreement, the Company has provided you with an ADEA Disclosure Notice Under Title 29 U.S. Code Section 626(f)(1)(H) which is attached hereto as Exhibit E.  Additionally, since you asked for, and received, material changes in this Agreement in your favor, you agree to waive the additional time for considering this offer to which you would otherwise be entitled.  Thus, you agree that the required forty-five (45) day consideration period for this Agreement will be deemed to have started on January 29, 2004.

          19.         Section 1542 Waiver.  In giving the releases set forth in this Agreement, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code which reads as follows:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”  You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to your release of claims herein, including but not limited to the release of unknown and unsuspected claims.

          20.         Dispute Resolution.  To ensure rapid and economical resolution of any disputes which may arise under this Agreement, you and the Company agree that any and all claims, disputes or controversies of any nature whatsoever arising from or regarding the interpretation, performance, negotiation, execution, enforcement or breach of this Agreement shall be resolved by confidential, final and binding arbitration conducted before a single arbitrator with Judicial Arbitration and Mediation Services, Inc. (“JAMS”) in San Francisco, California, under the then-applicable JAMS rules.  The parties acknowledge that by agreeing to this arbitration procedure, they waive the right to resolve any such dispute through a trial by jury, judge or administrative proceeding.  The Company shall bear JAMS’ arbitration fees and administrative costs.  The arbitrator shall:  (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award.  The arbitrator, and not a court, shall also be authorized to determine whether the provisions of this paragraph apply to a dispute, controversy or claim sought to be resolved in accordance with these arbitration procedures.  Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

          21.         Miscellaneous.  This Agreement, including all exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations.  This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.  This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns.  If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under the applicable law.  This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California without regard to conflicts of law principles.  Any ambiguity in this Agreement shall not be construed against either party as the drafter.  Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach.  This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile signatures shall be equivalent to original signatures.

          22.         Forfeiture Actions.  You understand and agree that your entitlement to receive the Severance Benefits, and the Company’s obligation to provide Severance Payments, payment of COBRA premiums, and rent-free office space hereunder, will cease immediately in the event that you materially breach your Proprietary Information Agreement, or materially breach Paragraphs 11, 12, 13, 14 or 15 of this Agreement, provided that, the Company first provides you with written notice and an opportunity to cure such breach (which must be cured as soon as practicable but in no event longer than thirty (30) days after the breach), if the breach is susceptible to cure.

          23.         Continuing Indemnification Rights and Insurance Coverage.  You and VaxGen agree that that certain Indemnity Agreement between you and the Company, a copy of which is attached hereto as Exhibit F, will continue in effect in accordance with its terms.

          24.         Reimbursement of Attorney’s Fees.  Within thirty (30) days following the Effective Date of this Agreement, the Company agrees to reimburse you for the costs of your reasonable attorneys’ fees and costs for the review and negotiation of this Agreement, up to a maximum reimbursement of $2,000.  You must provide satisfactory documentation of your attorneys’ fees and costs in order to receive reimbursement; however, such documentation shall not require you to waive the attorney-client privilege.

If this Agreement is acceptable to you, please sign below and return the original to me.

I wish you the best in your future endeavors.

Sincerely,

VAXGEN, INC.

By: /s/ Lance Gordon

Lance Gordon
Chief Executive Officer

Exhibit A – Employment Agreement
Exhibit B – Separation Date Release
Exhibit C – Stock Option Grant Spreadsheet
Exhibit D -- Proprietary Information Agreement
Exhibit E -- ADEA Disclosure Notice Under Title 29 U.S. Code Section 626(f)(1)(H)
Exhibit F – Indemnity Agreement

UNDERSTOOD AND AGREED:

/s/ Carter A. Lee

Carter Lee

Date: February 17, 2004

EXHIBIT A

EMPLOYMENT AGREEMENT

Previously filed as Exhibit 10.10 on Form S-1 filed May 7, 1999

EXHIBIT B

SEPARATION DATE RELEASE

(to be signed on the Separation Date)

          In consideration for the Severance Benefits, and other consideration provided to me by VaxGen, Inc. (the “Company”), and as required by the Agreement between the Company and me dated January 15, 2004, I hereby give the following Separation Date Release (the “Release”).

          I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date I sign this Release.  This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership or equity interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing (including but not limited to claims arising under or based on the Employment Agreement); (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended).  Notwithstanding the above, I do not release the Company from any obligation to indemnify me pursuant to contract, the Company’s articles or by-laws, or applicable law.  I represent that I have no lawsuits, claims or actions pending in my name, or on behalf of any other person or entity, against the Company or any other person or entity subject to the release granted in this paragraph.

          I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, and that the consideration given for the waiver and release in the preceding paragraph is in addition to anything of value to which I am already entitled.  I further acknowledge that I have been advised by this writing that:  (a) my waiver and release do not apply to any rights or claims that may arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (c) I have forty-five (45) days to consider this Release (although I may choose voluntarily to sign it earlier); (d) I have seven (7) days following the date I sign this Release to revoke it by providing written notice of revocation to the Company’s Chief Executive Officer; and (e) this Release will not be effective until the date upon which the revocation period has expired, which will be the eighth calendar day after the date I sign it (the “Effective Date”).

           I UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.  I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”  I hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to my release of claims herein, including but not limited to the release of unknown and unsuspected claims.

By:	/s/ Carter A. Lee

Carter Lee

Date:	February 17, 2004

EXHIBIT C

STOCK OPTION GRANT SPREADSHEET

Carter A. Lee
Termination Date – 3/31/2004
Exercisable Options

Number	Grant Date	Plan/ Type	Price	Shares Granted	Shares Exercised	Shares Exercisable	Vesting Stop Date	Total Price	Last Date To Exercise

000069	4/22/99	96SO/NQ	$9.500000	50,000	0	50,000	3/31/04	$475,000.00	3/31/07
000070	4/22/99	96SO/NQ	$9.500000	2,500	0	2,500	3/31/04	$23,750.00	3/31/07
000156	5/31/00	96SO/NQ	$13.500000	9,000	0	9,000	3/31/04	$121,500.00	3/31/07
000268	4/6/01	96SO/NQ	$19.440000	5,000	0	5,000	3/31/04	$97,200.00	3/31/07
000474	7/22/02	96SO/NQ	$5.740000	24,000	0	24,000	3/31/04	$137,760.00	3/31/07
000046	12/1/98	96SO/NQ	$9.500000	75,000	0	75,000	3/31/04	$712,500.00	3/31/07
		TOTALS		165,500	0	165,500		$1,567,710.00

EXHIBIT D

EMPLOYEE’S PROPRIETARY INFORMATION
AND INVENTIONS AGREEMENT

I recognize that VaxGen, Inc., a Delaware corporation, together with its subsidiaries (hereinafter collectively called the “Company”) is engaged in a continuous program of research, development, and production respecting its business, present and future, including fields generally related to its business.  I understand that:

A.	As part of my employment by the Company I am expected to make new contributions and inventions of value to the Company;

B.	My employment creates a relationship of confidence and trust between me and the Company with respect to any information:

	i.	Applicable to the business of the Company; or

ii.

Applicable to the business of any client or customer of the Company, which may be made known to me by the Company or by any client or customer of Company, or learned by me during the period of my employment.

C.	As used in this Agreement, the period of my employment by the Company includes any time during which I may be retained by the Company as a consultant or independent contractor.

D.

The Company possesses and will continue to possess information that has been created, discovered, developed, or otherwise become known to the Company (including, without limitation, information created, discovered, developed, or made known by me during the period of or arising out of my employment by the Company) and/or in which property rights have been assigned or otherwise conveyed to the Company, which information has commercial value in the business in which the Company is engaged.  All of the aforementioned information is hereinafter called “VaxGen Proprietary Information.”  By way of illustration, but not limitation, VaxGen Proprietary Information includes trade secrets, processes, formulas, data and know-how, improvements, inventions, techniques, marketing plans, strategies, forecasts, and customer lists.

By virtue of a License Agreement between the Company and Genentech, Inc. (“Genentech”), a Services Agreement between the Company and Genentech, and other agreement(s) that may be entered into between the Company and Genentech (collectively, the “Genentech Agreements”), the Company and its employees have been and will continue to be afforded substantial access to proprietary technology and information of Genentech (collectively, “Genentech Proprietary Information”).  By way of illustration, but not limitation, Genentech Proprietary Information includes trade secrets, processes, formulas, data and know-how (including computer databases, improvements, inventions, techniques, marketing plans, strategies, forecasts, and customer lists.  VaxGen Proprietary Information and Genentech Proprietary Information are referred to collectively herein as the “Proprietary Information”.

In consideration of my employment or continued employment, as the case may be, and the compensation received by me from the Company from time to time, I hereby agree as follows:

1.

Subject to Paragraph 5 hereof, all VaxGen Proprietary Information shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents and other rights in connection therewith, subject to the terms of the Genentech Agreements.  I hereby assign to the Company any rights I may have or acquire in such VaxGen Proprietary Information.  At all times, both during my employment by the Company and after termination of such employment, I will keep in confidence and trust all VaxGen Proprietary Information, and I will not use or disclose any VaxGen Proprietary Information or anything relating to it without the written consent of the Company, except as may be necessary in the ordinary course of performing my duties as an employee of the Company.

All Genentech Proprietary Information shall be the sole property of Genentech and its assigns, and Genentech and its assigns shall be the sole owner of all patents and other rights in connection therewith, subject to the terms of the Genentech Agreements.  I do not have and shall not acquire any rights in such Genentech Proprietary Information.  At all times, both during my employment by the Company and after termination of such employment, I will keep in confidence and trust all Genentech Proprietary Information, and I will not use or disclose any Genentech Proprietary Information or anything relating to it without the written consent of the Company (to the extent authorized under the Genentech Agreements) or Genentech, except as may be necessary in the ordinary course of performing my duties as an employee of the Company.  I understand and acknowledge, and the Company understands and acknowledges, that Genentech is affording the Company and its employees substantial access to Genentech Proprietary Information in connection with the Genentech Agreements in reliance on the provisions set forth herein, and that breach of such provisions could result in immediate material, irreparable harm to Genentech.  Genentech is a third party beneficiary of this Agreement.

2.

I agree that during the period of my employment by the Company, I will not, without the Company’s express written consent, engage in any employment or activity other than for the Company in any business in which the Company is now or may hereafter become engaged.  In the event of the termination of my employment by me or by the Company for any reason, I will deliver to the Company all documents and data of any nature pertaining to my work with the Company and I will not take with me any documents or data of any description, or any reproduction thereof, containing or pertaining to any Proprietary Information.

3.

I will promptly disclose to the Company, or any persons designated by it, all improvements, inventions, formulas, processes, techniques, know-how, and data, whether or not patentable, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment which are related to or useful in the business of the Company, or result from tasks assigned me by the Company or result from use of premises owned, leased, or contracted for by the Company (all said improvements, inventions, formulas, process, techniques, know-how, and data shall be collectively hereinafter called “Inventions”).

4.

Subject to Paragraph 5 hereof, I agree that all Inventions shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents and other rights in connection herewith, subject to the terms of the Genentech Agreements.  I hereby assign to the Company any rights I may have or acquire in such Inventions.  I further agree as to all Inventions to assist the Company and Genentech in every proper way (but at the Company’s expense) to obtain and from time to time enforce patents on said Inventions in any and all countries, and to that end I will execute all documents for use in applying for and for obtaining such patents thereon and enforcing same, as the Company or Genentech may desire, together with any assignments thereof to the Company or Genentech, as the case may be.  My obligations to assist in obtaining and enforcing patents for such Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after such termination for time actually spent by me at the Company’s or Genentech’s request on such assistance.

5.

I understand that the Company’s right with regard to certain things invented or co-invented by me are subject to Sections 2870-2872 of the California Labor Code, under which I have no obligation to assign rights in an invention for which no equipment, supplies, facilities or trade secret information of the Company was used and which was developed entirely on my own time, and (a) which does not relate (1) to the business of the Company or (2) to the Company’s actual or demonstrably anticipated research of development, or (b) which does not result from any work performed by me for the Company.

6.

As a matter of record I attach hereto a complete list of all inventions or improvements relevant to the subject matter of my employment by the Company which have been made, conceived or reduced to practice by me alone or jointly with others prior to my employment by the Company, which I desire to remove from the operation of this Agreement; and I covenant that such list is complete.  If no such list is attached to this Agreement, I represent that I have no such inventions or improvements at the time of signing this Agreement.

7.

I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company and I have not entered into, nor will I enter into, any agreement (written or oral) in conflict herewith.

8.

I understand that, as part of the consideration of the offer of employment extended to me by the Company and of my employment by the Company, I will not bring with me to the Company or use in the performance of my responsibilities at the Company materials or documents of any former employer, unless I have obtained written authorization from the former employer for their possession and use.  I certify that:

1.	I have brought no proprietary or confidential materials or documents to the Company; or

2.

I have brought proprietary or confidential materials or documents to the Company and I have attached to this Agreement a list of such materials or documents, together with an authorization for their possession and use as shown in the attached letter; or

3.

I have brought proprietary or confidential materials or documents to the Company but I have not yet attached a list or obtained a written authorization for their possession and use.  I understand that a representative from Human Resources will contact me within the first week of my employment and request such list and authorization.  I further understand that in the event I am unable to obtain such authorization, I will NOT USE any proprietary or confidential materials or documents during the course of my employment with the Company AND I will return any such materials or documents to the former employer.

I also understand that, in my employment with the Company, I am not to breach any obligation of confidentiality that I have to any former employer, and I agree that I shall fulfill all such obligations during my employment with the Company.

9.	This Agreement shall be effective as of the first day of my employment by the Company, which is

10.	This Agreement shall be binding upon me, my heirs, executors, assigns, and administrators and shall inure to the benefit of the Company, its successors and assigns.

DATED: December 02, 1998		BY:	/s/ Carter A. Lee

ACCEPTED AND AGREED TO:

VAXGEN, INC.

BY:	/s/ Don Francis	DATED: December 02, 1998

Don Francis
President

Date

VaxGen, Inc.
1000 Marina Boulevard
Suite 200
Brisbane, CA 94005

I, ____________________________, propose to bring to my VaxGen employment the following tangible materials and previously unpublished documents, which materials and documents may be used in my VaxGen employment:

_________ Additional sheets attached

The signature below by a representative of my current or former employer confirms that my continued possession and use of these materials is authorized.

AUTHORIZATION:

SIGNATURE

TITLE

EMPLOYER

Very truly yours,

Signature

EXHIBIT E

ADEA DISCLOSURE NOTICE UNDER TITLE 29 US CODE SECTION 626(f)(1)(H)

Confidentiality Provision:	The information contained in this document is private and confidential. You may not disclose this information to anyone except your professional advisors.

1.	VaxGen, Inc. employees in the positions of Vice President and above have been considered for the severance package program.

2.	Employees in the positions of Vice President and above whose employment will terminate on or about January 30, 2004 and March 31, 2004 are eligible to participate in the severance package program.

3.	You and all others receiving this disclosure will have up to forty-five (45) days to review the terms and conditions of the severance package and to decide whether to accept the package.

EMPLOYEES ELIGIBLE FOR THE SEVERANCE PACKAGE PROGRAM

JOB TITLE	AGE

President	61
Sr. Vice President, Research and Development	55
Sr. Vice President, Finance and Administration	51
Vice President, International Clinical Research	53

EMPLOYEES NOT ELIGIBLE FOR THE SEVERANCE PACKAGE PROGRAM

(RETAINED VICE PRESIDENTS AND ABOVE)

JOB TITLE	AGE

Chief Executive Officer	56
Sr. Vice President, Regulatory and Quality Systems	48
Sr. Vice President, Medical Affairs	64
Sr. Vice President, Manufacturing	50
Vice President, Corporate Communications	47
Vice President, Corporate Development	41

EXHIBIT F

INDEMNITY AGREEMENT

THIS AGREEMENT is made and entered into this 2nd day of December, 2002 by and between VaxGen, Inc.,  a Delaware corporation (the “Corporation”), and Carter A. Lee (“Agent”).

Recitals

WHEREAS, Agent performs a valuable service to the Corporation in his capacity as a director and/or executive officer of the Corporation;

WHEREAS, the stockholders of the Corporation have adopted bylaws (the “Bylaws”) providing for the indemnification of the directors, officers, employees and other agents of the Corporation, including persons serving at the request of the Corporation in such capacities with other corporations or enterprises, as authorized by the Delaware General Corporation Law, as amended (the “Code”);

WHEREAS, the Bylaws and the Code, by their non-exclusive nature, permit contracts between the Corporation and its agents, officers, employees and other agents with respect to indemnification of such persons; and

WHEREAS, in order to induce Agent to continue to serve as a director and/or executive officer of the Corporation, the Corporation has determined and agreed to enter into this Agreement with Agent;

NOW, THEREFORE, in consideration of Agent’s continued service as a director and/or executive officer after the date hereof, the parties hereto agree as follows:

Agreement

          1.           Services to the Corporation.  Agent will serve, at the will of the Corporation or under separate contract, if any such contract exists, as a director and/or executive officer of the Corporation or as a director, officer or other fiduciary of an affiliate of the Corporation (including any employee benefit plan of the Corporation) faithfully and to the best of his ability so long as he is duly elected and qualified in accordance with the provisions of the Bylaws or other applicable charter documents of the Corporation or such affiliate; provided, however, that Agent may at any time and for any reason resign from such position (subject to any contractual obligation that Agent may have assumed apart from this Agreement) and that the Corporation or any affiliate shall have no obligation under this Agreement to continue Agent in any such position.

          2.           Indemnity of Agent.  The Corporation hereby agrees to hold harmless and indemnify Agent to the fullest extent authorized or permitted by the provisions of the Bylaws and the Code, as the same may be amended from time to time (but, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than the Bylaws or the Code permitted prior to adoption of such amendment).

          3.           Additional Indemnity.  In addition to and not in limitation of the indemnification otherwise provided for herein, and subject only to the exclusions set forth in Section 4 hereof, the Corporation hereby further agrees to hold harmless and indemnify Agent:

(a)

against any and all expenses (including attorneys’ fees), witness fees, damages, judgments, fines and amounts paid in settlement and any other amounts that Agent becomes legally obligated to pay because of any claim or claims made against or by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, arbitrational, administrative or investigative (including an action by or in the right of the Corporation) to which Agent is, was or at any time becomes a party, or is threatened to be made a party, by reason of the fact that Agent is, was or at any time becomes a director, officer, employee or other agent of Corporation, or is or was serving or at any time serves at the request of the Corporation as a director, officer, employee or other agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise; and

(b)	otherwise to the fullest extent as may be provided to Agent by the Corporation under the non-exclusivity provisions of the Code and Article 9 of the Bylaws.

          4.           Limitations on Additional Indemnity.  No indemnity pursuant to Section 3 hereof shall be paid by the Corporation:

(a)

on account of any claim against Agent solely for an accounting of profits made from the purchase or sale by Agent of securities of the Corporation pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934 and amendments thereto or similar provisions of any federal, state or local statutory law;

(b)	on account of Agent’s conduct that is established by a final judgment as knowingly fraudulent or deliberately dishonest or that constituted willful misconduct;

(c)

on account of Agent’s conduct that is established by a final judgment as constituting a breach of Agent’s duty of loyalty to the Corporation or resulting in any personal profit or advantage to which Agent was not legally entitled;

(d)

for which payment is actually made to Agent under a valid and collectible insurance policy or under a valid and enforceable indemnity clause, bylaw or agreement, except in respect of any excess beyond payment under such insurance, clause, bylaw or agreement;

(e)

if indemnification is not lawful (and, in this respect, both the Corporation and Agent have been advised that the Securities and Exchange Commission believes that indemnification for liabilities arising under the federal securities laws is against public policy and is, therefore, unenforceable and that claims for indemnification should be submitted to appropriate courts for adjudication); or

(f)

in connection with any proceeding (or part thereof) initiated by Agent, or any proceeding by Agent against the Corporation or its directors, officers, employees or other agents, unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the Corporation, (iii) such indemnification is provided by the Corporation, in its sole discretion, pursuant to the powers vested in the Corporation under the Code, or (iv) the proceeding is initiated pursuant to Section 9 hereof.

          5.           Continuation of Indemnity.  All agreements and obligations of the Corporation contained herein shall continue during the period Agent is a director, officer, employee or other agent of the Corporation (or is or was serving at the request of the Corporation as a director, officer, employee or other agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise) and shall continue thereafter so long as Agent shall be subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal, arbitrational, administrative or investigative, by reason of the fact that Agent was serving in the capacity referred to herein.

          6.           Partial Indemnification.  Agent shall be entitled under this Agreement to indemnification by the Corporation for a portion of the expenses (including attorneys’ fees), witness fees, damages, judgments, fines and amounts paid in settlement and any other amounts that Agent becomes legally obligated to pay in connection with any action, suit or proceeding referred to in Section 3 hereof even if not entitled hereunder to indemnification for the total amount thereof, and the Corporation shall indemnify Agent for the portion thereof to which Agent is entitled.

          7.           Notification and Defense of Claim.  Not later than thirty (30) days after receipt by Agent of notice of the commencement of any action, suit or proceeding, Agent will, if a claim in respect thereof is to be made against the Corporation under this Agreement, notify the Corporation of the commencement thereof; but the omission so to notify the Corporation will not relieve it from any liability which it may have to Agent otherwise than under this Agreement.  With respect to any such action, suit or proceeding as to which Agent notifies the Corporation of the commencement thereof:

(a)	the Corporation will be entitled to participate therein at its own expense;

(b)

except as otherwise provided below, the Corporation may, at its option and jointly with any other indemnifying party similarly notified and electing to assume such defense, assume the defense thereof, with counsel reasonably satisfactory to Agent.  After notice from the Corporation to Agent of its election to assume the defense thereof, the Corporation will not be liable to Agent under this Agreement for any legal or other expenses subsequently incurred by Agent in connection with the defense thereof except for reasonable costs of investigation or otherwise as provided below.  Agent shall have the right to employ separate counsel in such action, suit or proceeding but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of Agent unless (i) the employment of counsel by Agent has been authorized by the Corporation, (ii) Agent shall have reasonably concluded, and so notified the Corporation, that there is an actual conflict of interest between the Corporation and Agent in the conduct of the defense of such action or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of Agent’s separate counsel shall be at the expense of the Corporation.  The Corporation shall not be entitled to assume the defense of any action, suit or proceeding brought by or on behalf of the Corporation or as to which Agent shall have made the conclusion provided for in clause (ii) above; and

(c)

the Corporation shall not be liable to indemnify Agent under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent, which shall not be unreasonably withheld.  The Corporation shall be permitted to settle any action except that it shall not settle any action or claim in any manner which would impose any penalty or limitation on Agent without Agent’s written consent, which may be given or withheld in Agent’s sole discretion.

          8.           Expenses.  The Corporation shall advance, prior to the final disposition of any proceeding, promptly following request therefor, all expenses incurred by Agent in connection with such proceeding upon receipt of an undertaking by or on behalf of Agent to repay said amounts if it shall be determined ultimately that Agent is not entitled to be indemnified under the provisions of this Agreement, the Bylaws, the Code or otherwise.

          9.           Enforcement.  Any right to indemnification or advances granted by this Agreement to Agent shall be enforceable by or on behalf of Agent in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or (ii) no disposition of such claim is made within ninety (90) days of request therefor.  Agent, in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting his claim.  It shall be a defense to any action for which a claim for indemnification is made under Section 3 hereof (other than an action brought to enforce a claim for expenses pursuant to Section 8 hereof, provided that the required undertaking has been tendered to the Corporation) that Agent is not entitled to indemnification because of the limitations set forth in Section 4 hereof.  Neither the failure of the Corporation (including its Board of Directors or its stockholders) to have made a determination prior to the commencement of such enforcement action that indemnification of Agent is proper in the circumstances, nor an actual determination by the Corporation (including its Board of Directors or its stockholders) that such indemnification is improper shall be a defense to the action or create a presumption that Agent is not entitled to indemnification under this Agreement or otherwise.

          10.         Subrogation.  In the event of payment under this Agreement, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of Agent, who shall execute all documents required and shall do all acts that may be necessary to secure such rights and to enable the Corporation effectively to bring suit to enforce such rights.

          11.         Non-Exclusivity of Rights.  The rights conferred on Agent by this Agreement shall not be exclusive of any other right which Agent may have or hereafter acquire under any statute, provision of the Corporation’s Certificate of Incorporation or Bylaws, agreement, vote of stockholders or directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding office.

          12.         Survival of Rights.

(a)

The rights conferred on Agent by this Agreement shall continue after Agent has ceased to be a director and executive officer, officer, employee or other agent of the Corporation or to serve at the request of the Corporation as a director, officer, employee or other agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and shall inure to the benefit of Agent’s heirs, executors and administrators.

(b)

The Corporation shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place.

          13.         Separability.  Each of the provisions of this Agreement is a separate and distinct agreement and independent of the others, so that if any provision hereof shall be held to be invalid for any reason, such invalidity or unenforceability shall not affect the validity or enforceability of the other provisions hereof.  Furthermore, if this Agreement shall be invalidated in its entirety on any ground, then the Corporation shall nevertheless indemnify Agent to the fullest extent provided by the Bylaws, the Code or any other applicable law.

          14.         Governing Law.  This Agreement shall be interpreted and enforced in accordance with the laws of the State of Delaware.

          15.         Amendment and Termination.  No amendment, modification, termination or cancellation of this Agreement shall be effective unless in writing signed by both parties hereto.

          16.         Identical Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute but one and the same Agreement.  Only one such counterpart need be produced to evidence the existence of this Agreement.

          17.         Headings.  The headings of the sections of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

          18.         Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) upon delivery if delivered by hand to the party to whom such communication was directed or (ii) upon the third business day after the date on which such communication was mailed if mailed by certified or registered mail with postage prepaid:

(a)	If to Agent, at the address indicated on the signature page hereof.

(b)	If to the Corporation, to:

VAXGEN , INC.
1000 Marina Blvd., Suite 200
Brisbane, California 94005
Attn: Lance K. Gordon

or to such other address as may have been furnished to Agent by the Corporation.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement on and as of the day and year first above written.

VAXGEN, INC.

By: /s/ Lance Gordon

Title:

AGENT

/s/ Carter A. Lee

Name: Carter A. Lee

Address:

[*]

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS (“[*]”), HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.